Exhibit (h)(2)(iii)

AMENDMENT

This Amendment is an amendment to the Fund Accounting Agreement dated as of January 6, 2003 between each entity listed on Exhibit A hereto (each a “Fund” and collectively the “Funds”) and The Bank of New York Mellon (“BNY”) (the “Agreement”).

The date of this Amendment is as of January 1, 2019.

Each intending to be legally bound, and each acknowledging receipt of sufficient consideration with respect to the provisions set forth in this Amendment, each Fund and BNY hereby agrees as follows:

1.                                 In Paragraph 4(d) of the Agreement, the references to “The [or “the”] Bank of New York Company, Inc.” are replaced with “The Bank of New York Mellon Corporation”.

2.                                 In Paragraph 4(j) of the Agreement, the following is added at the end of that provision: “Notwithstanding any other provision contained in this Agreement or Schedule I attached hereto, BNY is not responsible for the identification of Securities requiring U.S. tax treatment that differs from treatment under U.S. generally accepted accounting principles. BNY is solely responsible for processing such Securities, as identified by the applicable Fund, in accordance with U.S. tax laws and regulations.”

3.                                 In Paragraph 4(k) of the Agreement, the following is added at the end of that provision: “For clarity, the scope of services provided by BNY under this Agreement shall not be increased as a result of new or revised regulatory or other requirements unless specifically agreed in writing between BNY and the applicable Fund.”

4.                                 Paragraph 4(q) of the Agreement is amended and restated as follows:

“(q) BNY agrees to use the Confidential Information of a Fund, and a Fund agrees to use the Confidential Information of BNY, solely to accomplish the purposes of this Agreement and, except in connection with such purposes or as otherwise permitted herein, not to disclose such information to any other entity without the prior written consent of the disclosing party. Notwithstanding the foregoing, BNY may (i) use a Fund’s Confidential Information in connection with certain functions performed on a centralized basis by BNY, its affiliates and joint ventures and their service providers (including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, compilation and analysis of customer-related data and storage) and (ii) disclose such information to its affiliates and joint ventures and to its and their service providers who are subject to confidentiality obligations with respect to the Fund’s Confidential Information at least as comprehensive as those required of BNY hereunder. In addition, BNY may aggregate information regarding one or more Funds on an anonymized basis with other similar client data for BNY’s and its affiliates’ reporting, research, product development and marketing purposes. A party’s confidentiality obligations under this Paragraph 4(q) will not apply to information (1) that is, as of the time of its disclosure or thereafter becomes, part of the public domain through a source other than the receiving party; (2) that was known to the receiving party as of the time of its disclosure and was not otherwise subject to confidentiality obligations; (3) that is independently developed by the receiving party without reference to such information; (4) that is subsequently learned from a third party not known to be under a confidentiality obligation to the disclosing party or (5) that is required to be disclosed pursuant to applicable law, rule, regulation, requirement of any law enforcement agency, court order or other legal process or at the request of a regulatory authority. For purposes of this Paragraph 4(q), “Confidential Information” shall mean, with respect to a party, the terms of this Agreement and all non-public business and financial information of such party (including, with respect to a Fund, information regarding the Fund’s holdings and including, with respect to the BNY, information regarding its practices and procedures related to the services provided under this Agreement) disclosed in connection with this Agreement.”

5.                                 Paragraph 8 of the Agreement is amended and restated as follows:

“8.                    Term of Agreement.

(a)                                As between BNY and a particular Fund, this Agreement shall continue until December 31, 2022 and thereafter shall automatically renew for additional successive one (1) year extension periods, unless and until either BNY or such Fund provides in advance of December 31, 2022 or in advance of the end of the applicable one year extension period at least three (3) months prior written notice to the other party of its intention not to further renew this Agreement.

(b)                                A Fund shall have the right to terminate all, but not part, of the services provided to it under this Agreement, as of a date specified in a written notice of termination, in the event that BNY commits a material breach of this Agreement (or repeatedly breaches this Agreement where such repeated breaches constitute a material breach of this Agreement) and BNY has not reasonably cured or remedied the material breach within sixty (60) days of receipt of a written notice from the Fund specifying in reasonable detail the basis for the claim of material breach; provided that the Fund may terminate immediately upon notice to BNY (or on a date specified in such notice) if the Fund reasonably determines that any such cure is impracticable or would not restore the Fund to the position it would have been in had the breach not occurred.

(c)                                 In addition to the termination provisions set forth in Paragraph 8(a) and Paragraph 8(b), and for clarity subject to the terms of Paragraph 8(d), a Fund shall have the right to terminate all, but not part, of the services provided to it under this Agreement for any reason at any time after January 1, 2019 and before June 30, 2022 by giving BNY written notice of such termination at least one hundred eighty (180) days prior to the termination date specified in the notice.

(d)                                Upon termination of this Agreement with respect to a particular Fund, such Fund shall pay to BNY such compensation as may be due as of the date of such termination, and shall reimburse BNY for any disbursements and expenses made or incurred by BNY and payable or reimbursable under this Agreement; after payment of such amounts BNY shall deliver to the Fund all records then the property of the Fund.

(e)                     Notwithstanding any other provision of this Agreement, BNY may terminate this Agreement by written notice to a Fund if such Fund shall terminate its custody agreement with The Bank of New York Mellon, effective on the date of termination of such custody agreement.”

6.                                 Capitalized terms not defined in this Amendment have their respective meanings as defined in the Agreement.

7.                                 As hereby amended and supplemented, the Agreement shall remain in full force and effect. In the event of a conflict between the terms hereof and the Agreement, this Amendment shall control.

8.                                 The Agreement, as amended hereby, together with its Exhibits and Schedules, constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto.

9.                                 This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

10.                          If any provision of the Agreement including this Amendment is found to be invalid, illegal or unenforceable, no other provision of this contract shall be affected and all other provisions shall be enforced to the full extent of the law.

11.                          This Amendment shall be governed by the laws of the State of New York, without regard to its principles of conflicts of laws.

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[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective authorized officers or representatives as of the date first above written.

Agreed:

Each Entity Listed on Exhibit A hereto		The Bank of New York Mellon

By:	/s/ Todd Modic	By:	/s/ Peter G. Rigopoulos
	Todd Modic		Peter G. Rigopoulos
	Senior Vice President		Director, Business Executive

EXHIBIT A

Fund

Voya Asia Pacific High Dividend Equity Income Fund

Voya Balanced Portfolio, Inc.

Voya Corporate Leaders Trust Fund

Voya Emerging Markets High Dividend Equity Fund

Voya Equity Trust

Voya Funds Trust

Voya Global Advantage and Premium Opportunity Fund

Voya Global Equity Dividend and Premium Opportunity Fund

Voya Government Money Market Portfolio

Voya Infrastructure, Industrials and Materials Fund

Voya Intermediate Bond Portfolio

Voya International High Dividend Equity Income Fund

Voya Investors Trust

Voya Mutual Funds

Voya Natural Resources Equity Income Fund

Voya Partners, Inc.

Voya Separate Portfolios Trust

Voya Series Fund, Inc.

Voya Strategic Allocation Portfolios, Inc.

Voya Variable Funds

Voya Variable Insurance Trust

Voya Variable Portfolios, Inc.

Voya Variable Products Trust